Exhibit 10.1

October 25, 2018

Sarah Wells

Via Email Address

Dear Sarah:

On behalf of Spruce Finance Inc. (“Spruce”) and its subsidiary Spruce Lending, Inc. (“Spruce Lending”), I am pleased to extend to you our offer of employment. This offer supersedes any prior representations or understandings, whether expressed orally or in writing. The terms of your employment with Spruce Lending will be as follows:

Position: You will be the Assistant Controller reporting to Shaun Lambert, Vice President, Finance and Treasurer, in our Houston office. This is a full time position, and you will be classified as exempt. This position is primarily responsible overseeing the General Accounting and Financial Reporting functions and the financial services area including Credit, A/R and A/P, but your actual responsibilities may vary as Spruce Lending’s needs may require.

Start Date: Your regular employment will begin on November 5, 2018, unless this date is adjusted by mutual agreement. Please note that on your first day of work you will need to present documentation that establishes your identity and employment eligibility.

Compensation: You will receive a monthly salary of $12,083.33, payable semimonthly. This equates out to an annual salary of $145,000.00.

All compensation payable to you is subject to applicable tax withholdings.

TriNet HR Corporation: Our benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of Spruce’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes, and your managers here at Spruce Lending will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise supervising you at Spruce Lending. Because of this arrangement with TriNet, all pay statements will be issued under the name of Spruce Lending, Inc.

Benefits: Through TriNet, Spruce and Spruce Lending offer benefits for you and your qualified dependents as outlined in a Summary of Benefits that is available upon request. Information about these benefits and additional information will be available on-line on the terms and conditions included in the Terms and Conditions Agreement (TCA) each new employee must accept in order to access TriNet’s on-line self-service portal, HR Passport®.

Paid time-off: You will earn fifteen (15) business days of paid time-off annually.

Assignment of Inventions and Confidentiality and Acknowledgement of Spruce Lending Handbook: We require, as a condition of employment, that all employees sign an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As a Spruce Lending employee, you are required to follow its rules and regulations. Therefore, you will be asked to acknowledge in writing that you have read the Spruce Lending employee handbook. In order to retain necessary flexibility in the administration of its policies and procedures, Spruce and Spruce Lending reserve the right to change or revise their policies, procedures, and benefits at any time.

Spruce Lending, Inc. | 2900 N. Loop W. 3rd Floor | Houston, TX 77092

sprucefinance.com

Secure Background Screening: HireRight, Inc. will be verifying the information you provide to Spruce Lending either during the pre-employment process or at the time of employment and researching background information at our request, including credit file information where required for your position. Our objective is to complete this process quickly. Please make every effort to accurately provide all of the information requested on the application. A HireRight associate may contact you for additional information during the verification process. Please return the associate’s call or e-mail promptly to help ensure that your application is processed as quickly as possible. This offer of employment is contingent upon successful completion of this background screening, credit and reference checks.

Non-disparagement: During the term of your employment and thereafter, you agree that you will not nor will you encourage or actively assist any third-party to in any way disparage Spruce, Spruce Lending or their current and former officers, directors and employees, verbally or in writing, or make any statements to the press or to third-parties that may be derogatory or detrimental to Spruce or Spruce Lending’s products and/or services. You understand that nothing in this letter shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this letter, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board.

At-Will Status: Please understand, as stated in all job offers, Spruce Lending is an employment-at- will company. That means that you or Spruce Lending may terminate your employment at any time, with or without cause and with or without prior notice. Your at-will status may not be changed except by a written agreement signed by Spruce’s CEO.

Sincerely,

/s/ Daniel Garcia
Daniel Garcia
Manager, Administration

Acceptance

I accept this conditional offer which is contingent upon successful completion of a background check and acknowledge that my employment with Spruce Lending will be, subject to the terms and conditions contained herein, on an at-will basis.

/s/ Sarah Wells	Date:	10/25/2018
Sarah Wells

Spruce Lending, Inc. | 2900 N. Loop W. 3rd Floor | Houston, TX 77092

sprucefinance.com